Exhibit 10.1

TAX MATTERS AGREEMENT

This Tax Matters Agreement (the “Agreement”), dated as of September 8, 2015, is by and among Capital Southwest Corporation, a Delaware corporation (“Capital Southwest”), and CSW Industrials, Inc., a Delaware corporation (“CSWI”). Each of Capital Southwest and CSWI is sometimes referred to as a “Party,” and, collectively, as the “Parties.”

WHEREAS, CSWI and one or more of its Subsidiaries are members of the Affiliated Group of which Capital Southwest is the common parent corporation;

WHEREAS, following the Share Distribution, Capital Southwest will not own, directly or indirectly, any Capital Stock in CSWI or any of its Subsidiaries;

WHEREAS, following the Share Distribution, CSWI and one or more of its Subsidiaries will be members of the Affiliated Group of which CSWI is the common parent corporation; and

WHEREAS, Capital Southwest and CSWI desire to set forth certain covenants and indemnities relating to the preservation of the tax-free status of the Share Distribution.

NOW, THEREFORE, in consideration of the mutual obligations and undertakings contained herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

“Acting Party” has the meaning set forth in Section 3.03(a) of this Agreement.

“Affiliate” means, with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person.

“Affiliated Group” means an affiliated group of corporations within the meaning of Section 1504 of the Code.

“Business Day” means any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by applicable law to be closed in New York, New York.

“Capital Southwest Active Business” means the Sensory Device Manufacturing Business, as defined in the Tax Opinion.

“Capital Stock” means all classes or series of capital stock of a Party, including (i) common stock, (ii) preferred stock, (iii) all options, warrants and other rights to acquire such capital stock, and (iv) all instruments properly treated as stock in a Party for U.S. federal income tax purposes.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contribution” has the meaning given to such term in the Distribution Agreement.

“CSWI Active Business” means the Diversified Industrial Growth Business, as defined in the Tax Opinion.

“Distribution Agreement” means the Distribution Agreement by and between Capital Southwest and CSWI, dated as of September 8, 2015.

“Distribution Date” has the meaning given to such term in the Distribution Agreement.

“Fifty-Percent or Greater Interest” has the meaning that is given to such term for purposes of Section 355(e) of the Code.

“Filing Date” has the meaning set forth in Section 3.04(d) of this Agreement

“Final Determination” means the final resolution of liability for any Tax with respect to a taxable period (i) as specified on an effective IRS Form 870 or 870-AD (or any successor forms), or as specified on an effective comparable form of another Taxing Authority, except that an IRS Form 870 or 870-AD or comparable form that reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for a refund or the right of the Taxing Authority to assert a further deficiency shall not constitute a Final Determination; (ii) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and may not be appealed; (iii) by a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or comparable agreement under the laws of any other jurisdiction; or (iv) by any other final disposition, including by reason of the expiration of the applicable statute of limitations.

“IRS” means the Internal Revenue Service.

“Member” has the meaning given to such term in Treasury Regulation Section l.1502-1(b).

“Non-Acting Party” has the meaning set forth in Section 3.03(a) of this Agreement.

“Notified Action” has the meaning set forth in Section 3.03(a) of this Agreement.

“Party” has the meaning set forth in the preamble.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof, without regard to whether any entity is treated as disregarded for U.S. federal income tax purposes.

“Proposed Acquisition Transaction” means a transaction or series of related transactions (or any agreement, understanding, arrangement, or substantial negotiations within the meaning of

Section 355(e) of the Code and Treasury Regulations section 1.355-7, to enter into a transaction or series of related transactions), whether such transaction is supported by the Party’s officers, directors, management or shareholders, is a hostile acquisition, or otherwise, as a result of which such Party would merge or consolidate with any other Person or as a result of which any Person or any group of related Persons would, directly or indirectly, acquire, or have the right to acquire, from such Party and/or one or more holders of outstanding shares of such Party’s Capital Stock, a number of shares of such Party’s Capital Stock that would, when combined with any other changes in ownership of such Party’s Capital Stock relevant for purposes of Section 355(e) of the Code, comprise 40% or more of (A) the value of all outstanding shares of all classes of stock of such Party as of the date of such transaction, or, in the case of a series of related transactions, the date of the last transaction of such series, or (B) the total combined voting power of all outstanding shares of all classes of voting stock of such Party as of the date of such transaction, or, in the case of a series of related transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (A) the adoption by a Party of a shareholder rights plan or (B) issuances by a Party that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, Section 355(e) of the Code or the regulations thereunder shall be incorporated in this definition and its interpretation.

“Protective Section 336(e) Election” has the meaning set forth in Section 4.11 of this Agreement.

“Representation Letters” means the officers’ certificates setting forth representations delivered or deliverable by Capital Southwest and/or CSWI to the Tax Advisor in connection with the rendering of the Tax Opinion.

“Ruling” means a written determination furnished by the National Office of the IRS in response to a request by Capital Southwest or CSWI.

“Share Distribution” has the meaning given to such term in the Distribution Agreement.

“Subsidiary” of any Person means another Person (a) in which the first Person owns, directly or indirectly, an amount of the voting interests sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no voting interests, a majority of the equity interests in such other Person), or (b) with respect to whom the first Person otherwise has the power to direct its management and policies. A Subsidiary may be owned directly or indirectly by such first Person or by another Subsidiary of such first Person.

“Tax” or “Taxes” means any and all taxes, charges, fees, duties and other governmental charges imposed by a Taxing Authority, including, without limitation, all net income, alternative or add-on minimum, estimated, gross income, sales, use, ad valorem, gross receipts, value added, franchise, profits, license, transfer, recording, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profit, custom duty or other taxes of any kind whatsoever, together with any related interest, penalties and other additions to tax.

“Tax Advisor” means a United States tax counsel or accountant of recognized national standing.

“Tax Controversy” means any audit (including any pending or threatened audit), examination, dispute, suit, action, proposed assessment or other proceeding relating to Taxes.

“Tax-Free Status” means the qualification of the Contribution and Share Distribution, taken together, (a) as a reorganization described in Sections 368(a)(1)(D) and 355 of the Code, (b) as a transaction in which the CSWI stock that is distributed by Capital Southwest is “qualified property” for purposes of Sections 355(d), 355(e), and 361(c) of the Code, and (c) as a transaction in which the shareholders of Capital Southwest recognize no income or gain for U.S. federal income tax purposes pursuant to Section 355 of the Code (except for cash received in lieu of fractional shares, if any).

“Tax Materials” has the meaning set forth in Section 3.01(a)(i) of this Agreement.

“Tax Opinion” means the opinion of the Tax Advisor deliverable to Capital Southwest in connection with the Contribution and Share Distribution.

“Tax-Related Losses” means (i) all Taxes imposed pursuant to any Final Determination and resulting from the failure of the Contribution and the Share Distribution, taken together, to qualify for Tax-Free Status, and (ii) all reasonable accounting, legal and other professional fees, and court costs incurred in connection with such failure.

“Tax Return” means any return, filing, questionnaire or other document, including requests for extensions of time, filings made with estimated Tax payments, claims for refund and amended returns, that may be filed for any taxable period with any Taxing Authority in connection with any Tax (whether or not a payment is required to be made with respect to such filing) or any information reporting requirement (including any related supporting information or schedule attached thereto).

“Taxing Authority” means a federal, national, foreign, municipal, state, or other governmental authority responsible for the administration of any Tax.

“Treasury Regulations” means the U.S. Treasury Regulations promulgated under the Code.

“Unqualified Tax Opinion” means an unqualified “will” opinion of a Tax Advisor to the effect that a transaction will not affect the qualification of the Contribution and Share Distribution for Tax-Free Status. Any such opinion must assume that the Contribution and Share Distribution would have qualified for Tax-Free Status if the transaction in question did not occur. An unqualified “will” opinion may describe the reasons for the conclusions and include the facts, assumptions, and supporting legal analysis.

ARTICLE II

COOPERATION AND TAX CONTROVERSIES

Section 2.01. Cooperation.

(a) Each Party shall use its commercially reasonable best efforts to cooperate fully with the other Party in connection with the preparation and filing of any Tax Return and the conduct of any Tax Controversy, in each case, concerning any matter that is relevant for purposes of this Agreement. Such cooperation shall include (i) the retention and provision, on commercially reasonable demand, of books, records, documentation and other information relating to any Tax Return until the later of (x) the expiration of the applicable statute of limitations (giving effect to any extension, waiver, or mitigation thereof), and (y) in the event a claim has been made under this Agreement for which such information is relevant, until a Final Determination with respect to such claim; (ii) the filing or execution of any document that may be necessary or reasonably helpful in connection with the filing of any Tax Return, or in connection with any Tax Controversy (including a power of attorney); and (iii) the use of the Parties’ commercially reasonable best efforts to obtain any documentation from a governmental authority or a third party that may be necessary or helpful in connection with any of the foregoing. Each Party shall make its employees and facilities available on a mutually convenient, commercially reasonable basis to facilitate such cooperation.

Section 2.02. Tax Controversies.

(a) Each Party shall use commercially reasonable efforts to keep the other Party informed on a timely basis as to the status of any Tax Controversy involving any issue that could give rise to any liability of the other Party under this Agreement. Each Party shall promptly notify the other Party of any inquiries by any Taxing Authority, or any other administrative, judicial or other governmental authority, that relate to any Tax that may give rise to any liability under this Agreement. Capital Southwest shall have sole control of any Tax Controversy relating to any of its Tax Returns, except, however, that in the case of any such Tax Controversy that may affect Taxes for which CSWI may have indemnification liability under this Agreement (such Taxes, “Section 3.04(a) Taxes”), (i) CSWI shall be entitled to participate, jointly along with Capital Southwest, in the Tax Controversy, at CSWI’s cost and expense, to the extent the Tax Controversy relates to Section 3.04(a) Taxes, (ii) Capital Southwest shall keep CSWI promptly informed and consult in good faith with CSWI with respect to any issue relating to Section 3.04(a) Taxes, (iii) Capital Southwest shall promptly provide CSWI with copies of all correspondence, notices, and other written materials received from any Taxing Authority relating to Section 3.04(a) Taxes and shall otherwise keep CSWI promptly advised of all developments related to Section 3.04(a) Taxes, (iv) CSWI may request Capital Southwest to take a position (as specified, and in the form set forth, in written materials provided by CSWI to Capital Southwest) with respect to Section 3.04(a) Taxes, and Capital Southwest shall take such position (as specified and in such form), provided, (A) there exists at least “substantial authority” for such position within the meaning of Section 6662 of the Code, (B) the adoption of such position could not reasonably be expected to increase Capital Southwest’s Taxes, other than Section 3.04(a) Taxes, or CSWI agrees to indemnify and hold harmless Capital Southwest for such increases in Taxes, and (C) CSWI agrees to reimburse Capital Southwest for any reasonable third party costs that are attributable to CSWI’s request, (v) Capital Southwest shall provide CSWI with a copy of any written submission to be sent to a Taxing Authority, to the extent related to Section 3.04(a) Taxes, at least 10 days prior to the submission thereof and shall incorporate any comments or suggested revisions that CSWI may have with respect thereto, and (vi) there shall be no settlement, resolution or closing or other agreement with respect to Section 3.04(a) Taxes without the prior written consent of CSWI.

ARTICLE III

TAX-FREE STATUS

Section 3.01. Representations, Warranties and Covenants.

(a) CSWI represents and warrants, and covenants as to time periods after the date hereof as set forth in Section 3.01(a)(ii), that:

(i) it has examined (A) the Tax Opinion, and (B) the Representation Letters (the foregoing (A) and (B), collectively, the “Tax Materials”);

(ii) the facts presented and the representations made in the Tax Materials, to the extent descriptive of CSWI and its Subsidiaries (including the business purposes for the Contribution and Share Distribution, to the extent that they relate to CSWI and its Subsidiaries, and the plans, proposals, intentions, policies and covenants of CSWI and its Subsidiaries) are, and will be through and including the Distribution Date, and thereafter as relevant, true, correct, and complete in all respects; and

(iii) neither it nor any of its Subsidiaries has any plan or intention to take any action that is inconsistent with any of the representations or covenants made by them in the Tax Materials.

(b) Capital Southwest hereby represents and warrants, and covenants as to time periods after the date hereof as set forth in Section 3.01(b)(ii), that:

(i) it has examined the Tax Materials;

(ii) it has delivered complete and accurate copies of the Tax Materials to CSWI, and the facts presented and the representations made therein, to the extent descriptive of Capital Southwest and its Subsidiaries (other than CSWI and its Subsidiaries) (including the business purposes for the Contribution and Share Distribution, to the extent that they relate to Capital Southwest and its Subsidiaries (other than CSWI and its Subsidiaries), and the plans, proposals, intentions, policies and covenants of Capital Southwest and its Subsidiaries (other than CSWI and its Subsidiaries), are, and will be through and including the Distribution Date, and thereafter as relevant, true, correct and complete in all respects; and

(iii) neither it, nor any of its Subsidiaries (other than CSWI and its Subsidiaries) has any plan or intention to take any action that is inconsistent with any of the representations or covenants made by them in the Tax Materials.

Section 3.02. Restrictions on Capital Southwest and CSWI. Capital Southwest and CSWI each agree that:

(a) it will not take or fail to take, or permit, any of its Subsidiaries (as they exist from time to time) to take or fail to take any action if such action or failure to act would be inconsistent with any representation or covenant in the Tax Materials;

(b) from the date hereof until the first day after the two-year anniversary of the Distribution Date, it will (i) “actively conduct,” within the meaning of Section 355(b)(2) of the Code, its active business (the Capital Southwest Active Business and the CSWI Active Business, respectively), and (ii) not engage in any transaction that would result in it ceasing to “actively conduct” its active business; and

(c) from the date hereof until the first day after the two-year anniversary of the Distribution Date, it will not:

(i) enter into any Proposed Acquisition Transaction or, to the extent it has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur,

(ii) liquidate or partially liquidate (within the meaning of such terms as defined for purposes of Sections 331 and 302, respectively, of the Code),

(iii) sell or transfer in a single transaction or series of transactions, other than sales or transfers of inventory in the ordinary course of business, 35% or more of the gross assets of the Capital Southwest Active Business or the CSWI Active Business or 35% or more of its and its Affiliates consolidated gross assets (such percentages to be measured based on fair market value as of the Distribution Date), or sell or transfer any portion of its and its Affiliates’ assets if such sale or transfer would result in the violation of the “continuity of business enterprise” requirement of Treasury Regulations Section 1.368-1(d) in connection with the Contribution and Share Distribution,

(iv) redeem or otherwise repurchase, directly or through one or more of its Affiliates, any of its Capital Stock, except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48),

(v) amend its certificate of incorporation or other organizational documents, or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of its Capital Stock (including, without limitation, through the conversion of one class of its Capital Stock into another class of its Capital Stock); or

(vi) take any other action or actions, including any action that would be reasonably likely to be inconsistent with any representation made in the Tax Materials,

which in the aggregate (and taking into account any other transactions described in this subparagraph (c)) would be reasonably likely to have the effect of causing or permitting one or more Persons (whether or not acting in concert) to acquire, directly or indirectly, stock representing a Fifty-Percent or Greater Interest in Capital Southwest or CSWI or otherwise jeopardize qualification of the Contribution and Share Distribution for Tax-Free Status,

unless prior to taking any such action (A) it shall provide the other Party with an Unqualified Tax Opinion in form and substance satisfactory to the other Party in the other Party’s discretion, which discretion shall be exercised in good faith to preserve the Tax-Free Status (and in determining whether an opinion is satisfactory, the other Party may consider, among other factors, the appropriateness of any underlying assumptions and management’s representations if used as a basis for the opinion), or (B) the other Party shall have waived in writing the requirement to obtain such Unqualified Tax Opinion.

Section 3.03. Procedures Regarding Opinions.

(a) If either Party (the “Acting Party”) notifies the other Party (the “Non-Acting Party”) that it desires to take one of the actions described in clauses (i) through (vi) of Section 3.02(c) (a “Notified Action”), the parties shall cooperate and use commercially reasonable best efforts to attempt to obtain the Unqualified Tax Opinion referred to in Section 3.02(c), unless the Non-Acting Party shall have waived in writing the requirement to obtain the Unqualified Tax Opinion. Each Party shall bear its own costs and expenses of obtaining the Unqualified Tax Opinion.

Section 3.04. Liability for Tax-Related Losses.

(a) Subject to Section 3.04(c), CSWI shall be responsible for, and shall indemnify and hold harmless Capital Southwest and its Affiliates and each of their respective officers, directors and employees from and against, any Tax-Related Losses, without duplication, that are attributable to or result from any one or more of the following: (A) the acquisition (other than pursuant to the Distribution Agreement or the Share Distribution) by any Person, other than Capital Southwest and its Affiliates, of all or a portion of CSWI’s stock and/or its or its Subsidiaries’ assets, (B) any negotiations, understandings, agreements or arrangements by CSWI (other than as set forth in the Distribution Agreement) with respect to transactions or events (including, without limitation, stock issuances (pursuant to the exercise of stock options or otherwise), option grants, capital contributions, or acquisitions, or a series of such transactions or events) that cause the Contribution and Share Distribution to be treated as part of a plan (or series of related transactions) pursuant to which one or more Persons acquire directly or indirectly stock of CSWI representing a Fifty-Percent or Greater Interest therein, (C) any action or failure to act by CSWI after the Share Distribution (including any amendment to CSWI’s certificate of incorporation or other organizational document, whether through a stockholder vote or otherwise) affecting the voting rights of CSWI stock (including through the conversion of one class of CSWI stock into another class of CSWI stock), (D) any breach by CSWI of its covenants set forth in Section 3.02 (regardless of whether the act or failure to act giving rise to the breach is covered by a Ruling or Unqualified Tax Opinion), or (E) any breach by CSWI of its representations, warranties, or covenants set forth in Section 3.01(a).

(b) Subject to Section 3.04(c), Capital Southwest shall be responsible for, and shall indemnify and hold harmless CSWI and its Affiliates and each of their respective officers, directors and employees from and against any Tax-Related Losses, without duplication, that are attributable to, or result from any one or more of the following: (A) the acquisition (other than pursuant to the Distribution Agreement, or the Share Distribution) by any Person, other than CSWI and its Affiliates, of all or a portion of Capital Southwest’s stock and/or its or its Subsidiaries’ assets, (B) any negotiations, understandings, agreements or arrangements by Capital Southwest (other than as set forth in the Distribution Agreement) with respect to transactions or events (including, without limitation, stock issuances (pursuant to the exercise of stock options or otherwise), option grants, capital contributions, or acquisitions, or a series of such transactions or events) that cause the Contribution and Share Distribution to be treated as part of a plan (or series of related transactions) pursuant to which one or more Persons acquire directly or indirectly stock of Capital Southwest representing a Fifty-Percent or Greater Interest therein, (C) any action or failure to act by Capital Southwest after the Share Distribution (including any amendment to Capital Southwest’s certificate of incorporation (or other organizational document), whether through a stockholder vote or otherwise) affecting the voting rights of Capital Southwest stock (including through the conversion of one class of Capital Southwest stock into another class of Capital Southwest stock), (D) any breach by Capital Southwest of its covenants set forth in Section 3.02 (regardless of whether such act or failure to act is covered by a Ruling or Unqualified Tax Opinion), or (E) any breach by Capital Southwest of its representations, warranties, or covenants set forth in Section 3.01(b).

(c) Notwithstanding Sections 3.04(a) and (b), to the extent that any Tax-Related Loss of a Party can be attributed to an action or actions taken by each Party, individually, or to actions taken by both Parties (whether or not such actions are the same), responsibility for such Tax-Related Loss shall be shared by Capital Southwest and CSWI according to relative fault.

(d) A Party shall pay to the other Party the amount of any Tax-Related Losses for which the first Party is responsible under this Section 3.04: (A) in the case of Tax-Related Losses described in clause (i) of the definition of Tax-Related Losses no later than three (3) business days prior to the date Capital Southwest files, or causes to be filed, the applicable amended Tax Return for the year of the Contribution and Share Distribution (the “Filing Date”), and (B) in the case of Tax-Related Losses described in clause (ii) of the definition of Tax-Related Losses, no later than five (5) days after the date the Other Party pays such Tax-Related Losses.

ARTICLE IV

MISCELLANEOUS

Section 4.01. Effective Date. This Agreement is effective upon the occurrence of the Share Distribution; provided, however, that the representations, warranties, and covenants set forth in Section 3.01 shall be effective as of the date of this Agreement.

Section 4.02. Complete Agreement. This Agreement constitutes the entire agreement of the parties concerning the subject matter hereof. Any other agreements (including tax sharing agreements), whether or not written, in respect of any Tax between or among Capital Southwest and CSWI or any of CSWI’s Subsidiaries shall be terminated and have no further effect as of the Distribution Date. This Agreement may not be amended except by an agreement in writing signed by the parties hereto.

Section 4.03. Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement must be in writing and will be deemed to have been duly given (i) when delivered by hand, (ii) three (3) Business Days after it is mailed, certified or registered mail, return receipt requested, with postage prepaid, (iii) on the same Business Day when sent by facsimile or electronic mail (return receipt requested) if the transmission is completed before 5:00 p.m. recipient’s time, or one (1) Business Day after the facsimile or email is sent, if the transmission is completed on or after 5:00 p.m. recipient’s time or (iv) one (1) Business Day after it is sent by Express Mail, Federal Express or other courier service, as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 4.03):

If to CSWI:	CSW Industrials, Inc.
5400 Lyndon B. Johnson Freeway
Suite 1300
Dallas, TX 75240
Attn.: Chief Executive Officer

If to Capital Southwest:	Capital Southwest Corporation
5400 Lyndon B. Johnson Freeway
Suite 1300
Dallas, TX 75240
Attn.: Chief Executive Officer

Section 4.04. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) Governing Law; Jurisdiction. This Agreement (and all claims, controversies or causes of action, whether in contract, tort or otherwise, that may be based upon, arise out of or relate to this Agreement or the negotiation, execution, termination, performance or nonperformance of this Agreement (including any claim, controversy or cause of action based upon, arising out of or relating to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement)) shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each of the parties hereto irrevocably agrees that all proceedings arising out of or relating to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought, heard and determined exclusively in any federal or state court sitting in Delaware. Consistent with the preceding sentence, each of the parties hereto hereby (a) submits to the exclusive jurisdiction of any federal or state court sitting in Delaware for the purpose of any proceeding arising out of or relating to this Agreement or the rights and obligations arising hereunder brought by any party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense, counterclaim, or otherwise, in any such proceeding, any claim that it or its property is not subject personally to the jurisdiction of the above-named courts, that the proceeding is brought in an inconvenient forum, that the venue of the proceeding is improper, or that this Agreement, the Share Distribution or any of the other transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts. Each party agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 4.03.

(b) Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 4.04(b).

Section 4.05. Successors and Assigns. A party’s rights and obligations under this Agreement may not be assigned without the prior written consent of the other party. All of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. If any party to this Agreement forms or acquires one or more Subsidiaries, such party will cause any such Subsidiary to be bound by the terms of this Agreement, and this Agreement shall apply to any such Subsidiary in the same manner and to the same extent as the current party.

Section 4.06. Intended Third Party Beneficiaries. This Agreement is solely for the benefit of the parties to this Agreement and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without this Agreement.

Section 4.07. Legal Enforceability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability without invalidating the remaining provisions. Any prohibition or unenforceability of any provision of this Agreement in any jurisdiction shall not invalidate or render unenforceable the provision in any other jurisdiction.

Section 4.08. Expenses. Unless otherwise expressly provided in this Agreement, each party shall bear any and all expenses that arise from its respective obligations under this Agreement.

Section 4.09. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

Section 4.10. Change in Law. If, after the date this Agreement is executed, as a result of an amendment to the Code, the promulgation of proposed, temporary or final regulations, the issuance of a ruling by a Taxing Authority, the decision of any court, or a change in any applicable state or local law, Capital Southwest believes that it is necessary or helpful to amend the provisions of this Agreement in order to preserve the rights and benefits contemplated herein, each of the parties hereto agrees to negotiate in good faith all such amendments and modifications as shall be necessary or appropriate in order to preserve as nearly as possible for the parties hereto the rights and benefits contemplated herein.

Section 4.11. Protective Section 336(e) Election. Pursuant to Treasury Regulation sections 1.336-2(h)(2) and 1.336-2(j), Capital Southwest and CSWI agree that Capital Southwest shall make a protective election under Section 336(e) of the Code and the Treasury Regulations issued thereunder for CSWI and each CSWI Subsidiary for whom such an election may be made with respect to the Share Distribution (the “Protective Section 336(e) Election”). It is intended that the Protective Section 336(e) Election will have no effect unless the Share Distribution is a “qualified stock disposition,” as defined in Treasury Regulations section 1.336-1(b)(6), either because (a) the Share Distribution is a transaction described in Treasury Regulations section 1.336-1(b)(5)(i)(B) or (b) Treasury Regulation section 1.336-1(b)(5)(ii) applies to the Share Distribution.

[Remainder of page intentionally left blank; signature page to follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

CAPITAL SOUTHWEST CORPORATION

By:	/s/ Bowen S. Diehl
Name: Bowen S. Diehl
Title: Chief Investment Officer

CSW INDUSTRIALS, INC.

By:	/s/ Joseph B. Armes
Name: Joseph B. Armes
Title: Chief Executive Officer

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